UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statements Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda

_______________________

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held July 27, 2009

_______________________

The Annual General Meeting of Shareholders of American Safety Insurance Holdings, Ltd. will be held at Atlantis, Paradise Island, Bahamas on Monday, July 27, 2009, at 8:00 a.m. local time, for the following purposes:

1.            To elect two Class II Directors to the Company’s Board of Directors to serve for three year terms expiring at the 2012 Annual General Meeting of Shareholders and to elect one Class III Director to serve until the 2010 Annual General Meeting of Shareholders.

2.	To amend the 1998 Director Stock Award Plan.

3.            To approve the appointment of BDO Seidman LLP as independent registered public accountants to serve until the conclusion of the next Annual General Meeting and to authorize the Audit Committee to set their remuneration.

The Board of Directors has set May 29, 2009 as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual General Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS LISTED ABOVE AND MORE PARTICULARLY DESCRIBED IN THE ATTACHED PROXY STATEMENT.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE VOTE BY MARKING EACH PROPOSAL CLEARLY, THEN SIGNING AND MAILING THE PROXY TO THE COMPANY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR VOTE MAY NOT BE COUNTED IF YOUR COMPLETED PROXY HAS NOT BEEN RECEIVED AT THE ANNUAL GENERAL MEETING. YOUR COMPLETED PROXY MUST ARRIVE PRIOR TO THE MEETING OR ANY AJOURNMENT OF THE MEETING. YOUR PROXY MAY BE REVOKED BY YOU, IF YOU CHOOSE. YOU MAY REVOKE YOUR PROXY BY SUBMITTING IT TO THE SECRETARY AN HOUR BEFORE THE VOTE BEING TAKEN AT THE ANNUAL GENERAL MEETING, BY SUBMITTING A PROXY HAVING A LATER DATE, OR BY APPEARING AT THE ANNUAL GENERAL MEETING AND VOTING IN PERSON.

By Order of the Board of Directors

Randolph L. Hutto, Secretary

June 3, 2009

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

_______________________

PROXY STATEMENT

Annual General Meeting of Shareholders

To Be Held July 27, 2009

PROXY SOLICITATION AND VOTING

General

This Proxy Statement is being furnished in connection with the Board of Director’s solicitation of proxies from the shareholders of American Safety Insurance Holdings, Ltd. for use at the Annual General Meeting of Shareholders.

The Company is a specialty insurance holding company that provides through its operating subsidiaries and affiliates customized insurance products and solutions to small and medium-sized businesses in industries that we believe are underserved by the standard insurance market. For twenty years, we have developed specialized insurance coverages and alternative risk transfer products not generally available to our customers in the standard insurance market because of the unique characteristics of the risks involved and the associated needs of the insureds. We specialize in underwriting these products for insureds with environmental risks and construction risks, as well as in developing programs for other specialty classes of risk. Unless otherwise indicated by the context, the term “Company” or “American Safety” shall refer to American Safety Insurance Holdings, Ltd. and its subsidiaries.

The enclosed proxy is for use at the Annual General Meeting if a shareholder is unable to attend the Annual General Meeting in person or wishes to have his or her shares voted by proxy, even if he or she attends the Annual General Meeting. The person giving a proxy may revoke it an hour before the vote being taken, by notice to the Secretary of the Company, by submitting a proxy having a later date, or by appearing at the Annual General Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before their exercise, will be voted in the manner specified therein. If a proxy is signed and no specification is made, the shares represented by the proxy will be voted FOR the proposed nominees for election as directors, and FOR the other proposals described in this Proxy Statement and in accordance with the best judgment of the persons exercising the proxy with respect to any other matters presented for action at the Annual General Meeting.

This Proxy Statement and the enclosed proxy are first being mailed to the Company’s shareholders on or about June 3, 2009.

Record Date and Outstanding Shares

The Board of Directors has set May 29, 2009 as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual General Meeting. As of the record date, there were 10,318,998 common shares of the Company issued and outstanding.

Quorum and Voting Rights

A quorum for the transaction of business at the Annual General Meeting consists of the holders of at least one-third of the outstanding common shares of the Company entitled to vote at the Annual General Meeting present in person or represented by proxy.

Each holder of common shares of the Company is entitled to one vote per share on each matter to come before the Annual General Meeting, other than a holder subject to the 9.5% voting limitation as set forth in the Company’s Bye-Laws. Each of the Proposals requires the affirmative vote of a majority of the common shares of the Company present in person or represented by proxy at the Annual General Meeting.The Company does not have cumulative voting.

Abstentions and “broker non-votes” are not counted in determining the number of votes cast in connection with the matters presented for action at the Annual General Meeting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under New York Stock Exchange rules, brokers who are New York Stock Exchange members are expected to have discretionary voting power for the re-election of directors (Proposal 1) and the appointment of the independent registered public accountants (Proposal 3). Accordingly, abstentions and broker non-votes (if any) with respect to each of the Proposals will not be counted as votes cast and will have no affect on the result of the vote, although they will count toward the presence of a quorum.

Solicitation of Proxies

In addition to this solicitation by mail, the officers and employees of the Company, without additional compensation, may solicit proxies in favor of the Proposals, if deemed appropriate, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the common shares of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual General Meeting will be borne by the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to Be Held on July 27, 2009.

In accordance with rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is also making this Proxy Statement and its Annual Report available to stockholders electronically via the Internet. To access this Proxy Statement and the Company’s Annual Report on Form 10-K on the Internet please visit www.amsafety.com.

ELECTION OF DIRECTORS

(Proposal 1)

General

The members of the Board of Directors of the Company are elected by the shareholders. The Company’s Bye-laws provide that the Board shall be made up of no more than fifteen directors, the specific number of which shall be determined from time to time by the shareholders of the Company. The shareholders have determined by resolution that the number of directorships shall not be more than nine and our Board of Directors currently consists of eight Directors. The directorships of the Company are divided into three classes, with the members of each class serving three year terms, and the shareholders of the Company electing one class annually. Proxies cannot be voted for a greater number of persons than the number of the nominees named.

The Board of Directors has nominated Cody W. Birdwell and Steven L. Groot for re-election as Class II Directors of the Company to hold office and serve three year terms which will expire in 2012 at the Annual General Meeting and has nominated Harris R. Chorney for election as a Class III Director of the Company to hold office and serve a one year term which will expire in 2010. The three nominees are presently directors of the Company.The terms of the other directors of the Company who are not up for election will continue as set forth below. Each nominee has agreed to his nomination and to serve as a director, if elected. Unless authority is withheld by the shareholder, it is the intention of persons named by American Safety as proxies on its proxy card to vote for the nominees listed. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the proxies will vote for the election of another nominee designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

Set forth below is information about each nominee for election as a director and each incumbent director whose term of office expires in 2009 or 2010. The ages indicated below are current as of the date hereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO RE-ELECT CODY W. BIRDWELL AND STEVEN L. GROOT AS THE NOMINEES NAMED BELOW AS CLASS II DIRECTORS AND HARRIS R. CHORNEY AS THE NOMINEE NAMED BELOW AS A CLASS III DIRECTOR.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2012

Cody W. Birdwell, age 56, has served as a director of the Company since 1986. Mr. Birdwell has been president of Houston Sunbelt Communities, L.C. in Houston, Texas, which is engaged in subdivision and mobile home community development and sales, since 1993.

Steven L. Groot, age 59, has served as a director of the Company since 2006. Mr. Groot served in various positions at Allstate Insurance Company in Northbrook, Illinois from 1970 to 2002, most recently as President of Direct Distribution and e-Commerce and as a member of its board of directors.

NOMINEE FOR ELECTION AS A CLASS III DIRECTOR, WHOSE TERM, IF ELECTED, WILL EXPIRE IN 2010.

Harris R. Chorney, age 57, has been a director of the Company since January 2009. Mr. Chorney is the founding principal of Holder & Wilcox, LLC, a retained executive search firm focusing on the human capital needs of the insurance industry founded in 2001. From 2000 to 2001, Mr. Chorney served as a managing director at KPMG Consulting and from 1983 to 2000 was Assurance Partner at KPMG LLP, serving as partner in charge of KPMG’s U.S. insurance practice. Mr. Chorney was also a member of KPMG’s International Insurance and U.S. Financial Services Leadership Committees from 1993 to 2000.

CONTINUING CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2010

Thomas W. Mueller, age 54, has served as a director of the Company since 1986. Mr. Mueller has been vice president of Cardinal Industrial Insulation Co., Inc. in Louisville, Kentucky, which is engaged in industrial insulation and asbestos and sound abatement, since 1975. Mr. Mueller also serves as a board member for Actors Theatre of Louisville.

Jerome D. Weaver, age 55, has served as a director of the Company since 2001. Mr. Weaver has been chief executive officer of Specialty Systems, Inc. in Indianapolis, Indiana, which is engaged in general construction and asbestos abatement, since 1996. He has been employed by Specialty Systems, Inc. since 1989.

CONTINUING CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2011

David V. Brueggen, age 62, has served as a director of the Company since 1986 and as Chairman of the Board of Directors since June 2007. Mr. Brueggen was the senior vice president of finance of Anson Industries, Inc. in Melrose Park, Illinois, which is engaged in drywall, acoustical and foam insulation contracting, prior to his retirement at December 31, 2007. Mr. Brueggen was employed by Anson Industries, Inc. since 1982. Previously, he was an audit manager with an international public accounting firm for 10 years. Mr. Brueggen is a certified public accountant.

Stephen R. Crim, age 45, has been a director of the Company since 2002. Mr. Crim became President and Chief Executive Officer of the Company in 2003 and became President of the Company’s insurance and reinsurance operations in 2002. Prior to becoming President and Chief Executive Officer, Mr. Crim was responsible for all of the Company’s underwriting functions since joining the Company in 1990. Previously, Mr. Crim was employed in the underwriting departments of Aetna Casualty and Surety Co. and The Hartford Insurance Co. between 1986 and 1990.

Lawrence I. Geneen, age 65, has served as a director of the Company since 2003. He is president and owner of an insurance risk management and strategic consulting firm in Scarsdale, New York. From 1999 to 2001, he was executive vice president and chief operating officer of American Management Association in New York, New York, which is engaged in management training and publishing. From 1997 to 1999, Mr. Geneen was a managing director of Marsh & McLennan, Inc. in New York, where he was responsible for global sales and client management leadership in its insurance brokerage business. From 1992 to 1997 he was a managing principal and shareholder of Johnson and Higgins, and from 1974 to 1992 he was employed in a number of executive sales positions and management positions in its insurance brokerage business.

AMENDMENT OF THE AMERICAN SAFETY INSURANCE HOLDINGS, LTD. 1998 DIRECTOR STOCK AWARD PLAN

(Proposal 2)

The Board of Directors requests that the shareholders of the Company approve amendments to (i) increase the annual retainer award of common shares of the Company issued to Board members (who are not full-time employees) from $30,000 to $40,000 in market value and (ii) increase the number of common shares authorized for issuance from 100,000 to 250,000 common shares under the 1998 Director Stock Award Plan (the "Director Plan").

A total of 30,000 common shares were initially reserved for issuance under the Director Plan, with $5,000 dollars in value granted each year. The First Amendment, approved by shareholders at the 2003 Annual General Meeting, increased the available shares to 100,000 common shares and raised the annual grant value to $15,000. The Second Amendment, approved by shareholders at the 2006 Annual General Meeting, increased the annual grant value to $30,000, but did not increase the shares authorized under the Director Plan. A total of 95,979 common shares, in the aggregate, have been issued to eligible Board members since 1998. The Board of Directors believes the amendments are appropriate in order to continue to attract and retain qualified individuals to serve as non-employee directors of the Company. In addition, increased demands continue to be placed on directors, including increased responsibilities and additional time commitments. Such increased demands are changing the way non-management directors are compensated throughout the marketplace, and the Board of Directors believes the proposed increase is in line with such changes. The Board of Directors approved the proposed amendment on March 4, 2009, subject to shareholder approval. If the amendments are approved, eligible directors will receive $40,000 in common shares annually for Board service effective for the July 2009 - July 2010 year. The Board believes the amendments will further the purposes of the Director Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2 TO AMEND THE 1998 DIRECTORS STOCK AWARD PLAN.

APPOINTMENT OF AUDITORS AND AUTHORIZATION

OF THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

(Proposal 3)

In accordance with Section 89 of the Bermuda Companies Act, the shareholders of the Company have the authority to appoint the Company’s independent registered public accountants (auditors) and to authorize the Audit Committee to set the auditor’s remuneration. The Audit Committee and the Board of Directors request that the shareholders of the Company approve the appointment of BDO Seidman LLP as the Company’s auditors to serve until the conclusion of the next Annual General Meeting and authorize the Audit Committee to set their remuneration.

BDO Seidman LLP has served as the Company’s independent auditors since July 26, 2004. A representative of BDO Seidman LLP is expected to attend the Annual General Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3 TO APPROVE THE APPOINTMENT OF BDO SEIDMAN LLP AS THE COMPANY’S AUDITORS TO SERVE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION.

Independent Registered Public Accounting Firm Fees

The following represents the fees billed to the Company for the two most recent fiscal years by BDO Seidman LLP, the Company’s independent registered public accountant for 2007 and 2008:

	2008	2007
	(in thousands)	(in thousands)
Audit Fees (1)	$ 493	$ 486
Audit-Related Fees (2)	16	5
Tax Fees	--	--
All Other Fees	--	--
Total	$ 509	$ 491

(1) Includes fees for professional services rendered for the audit of the Company’s annual financial statements, review of quarterly financial statements, statutory audits and an audit of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act.

(2)The audit related fees for 2008 and 2007 were related to BDO’s review of the Company’s registration statement on Form S-8 along with BDO’s review of the Company’s responses to SEC comment letters received in connection therewith.

The audit committee of the Company’s Board of Directors considered the provision of non-audit services by BDO Seidman LLP and determined that the provision of such services was consistent with maintaining the independence of such independent registered principal public accounting firm. The audit committee pre-approves all audit and non-audit services provided by BDO Seidman LLP.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors of the Company had five meetings during 2008. All directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served during 2008.

Independence

The New York Stock Exchange listing standards require listed companies to have a board of directors with at least a majority of independent directors. The Board of Directors has affirmatively determined that each current director, with the exception of Mr. Crim (who is currently employed by the Company as its CEO), and each nominee for election qualifies as an independent director. In determining each director’s independence, the Board of Directors did consider that Messrs. Brueggen, Mueller and Birdwell are directors of American Safety Risk Retention Group, Inc. The Company has no ownership interest in this entity but it is consolidated with the Company for accounting purposes. As a result, the Risk Retention Group is considered an affiliate of the Company rather than a subsidiary of the Company. The Board of Directors has determined that this relationship does not prevent these directors from being independent within the applicable rules of the New York Stock Exchange and the Securities Exchange Commission (“SEC”).

Committees of the Board of Directors

The Board of Directors has established four standing committees: the audit committee, the compensation committee, the finance committee and the nominating and corporate governance committee.

The audit committee is composed of independent directors and reviews the scope of the Company’s audit, recommends to the shareholders the engagement of the independent registered public accounting firm, and reviews such firm’s reports. The audit committee operates pursuant to a written charter, a copy of which is available on our website, www.amsafety.comin the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The current members of the audit committee are Messrs. Brueggen (chairman), Chorney and Weaver. The Board of Directors has determined that each member of the audit committee is financially literate. The Board of Directors has also determined that each of Mr. Brueggenand Mr. Chorney is qualified as an “audit committee financial expert” within the meaning of the SEC regulations, and therefore, meets the requirement under the New York Stock Exchange listing standards that at least one member of the audit committee have accounting or related financial management expertise. The Company’s independent registered public accounting firm reports directly to the audit committee, which controls their engagement. The audit committee pre-approves the provision of all audit and non-audit related services by the Company’s independent registered public accounting firm and meets with management and the accounting firm at each audit committee meeting in separate executive sessions, if deemed necessary, to review the Company’s financial statements and significant findings based on the auditor’s review processes. The audit committee has also established a procedure for the confidential and anonymous reporting of concerns regarding questionable accounting or auditing matters. The audit committee held five meetings during 2008. The audit committee is responsible for reviewing the financial reports and other financial information provided by the Company to any governmental or other regulatory body and monitoring any public distribution or other uses thereof, reviewing the annual independent audit of the Company's financial statements, reviewing the Company's systems of internal accounting and financial controls and reviewing and monitoring the internal audit process and internal audit results. However, the audit committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is the audit committee responsible for ensuring that the Company complies with all laws and regulations and its Code of Business Conduct and Ethics.

The compensation committee is comprised of consists of Messrs. Geneen (Chairman), Groot and Lackner. The Committee operates pursuant to a written charter, which is available on our website, www.amsafety.com. The charter is reviewed annually by the Committee. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the standards set forth by the New York Stock Exchange). In addition, no Committee member is a current or former employee of the Company or any of its subsidiaries. Generally, the Committee is responsible for recommending to the Board of Directors matters regarding executive compensation. The compensation committee held four meetings during 2008.

The finance committee is comprised of independent directors and is responsible for recommending portfolio allocations to the Board of Directors, approving the Company’s guidelines that provide standards to ensure portfolio liquidity and safety, approving investment managers and custodians for portfolio assets, and considering other matters regarding the financial affairs of the Company. The committee operates pursuant to a written charter, which is available on our website, www.amsafety.com in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The current members of the finance committee are Messrs. Birdwell, Lackner (chairman) and Weaver. The finance committee held four meetings during 2008.

The nominating and corporate governance committee is comprised of independent directors. The committee has as its purposes identifying individuals qualified to become members of the Board of Directors and recommending to the Board of Directors candidates for election or reelection as directors; monitoring and recommending corporate governance and other Board of Directors practices; and overseeing performance reviews of the Board of Directors, its committees and the individual members of the Board of Directors. The committee operates pursuant to a written charter, which is available on our website, www.amsafety.com in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The current members of the nominating and corporate governance committee are Messrs. Birdwell (chairman), Geneen and Mueller. The nominating and corporate governance committee held four meetings in 2008.

Shareholders may obtain a printed copy without charge of any of the committee charters referenced above upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11, Bermuda.

Executive Sessions

The independent directors meet in executive sessions, at which only independent directors are present at each meeting of the Board of Directorsand as needed. Mr. Brueggen presides over the executive sessions of the Board of Directors.

Board of Directors Attendance at Annual General Meeting

It is the policy of the Company and the Board of Directors that all directors attend the Annual General Meeting and be available for questions from shareholders, except in the case of unavoidable conflicts. All of the Company’s directors attended the 2008 Annual General Meeting of Shareholders.

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors or any individual may contact them by writing c/o the Secretary of the Company, 31 Queen Street, Hamilton HM 11, Bermuda. The Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed or the chairman of the nominating and corporate governance committee. The Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business or similarly inappropriate.

Consideration of Director Nominees

The nominating and corporate governance committee has been delegated the task of seeking qualified candidates for directors and evaluating and recommending for subsequent ratification by the Board of Directors for nomination candidates for election or reelection as directors.

With respect to the committee’s evaluation of director nominee candidates, the committee has no formal requirements or minimum standards for the individuals that it nominates. The committee evaluates each candidate for nomination to election to the Board of Directors based on certain minimum requisite qualifications set forth by the Board of Directors. Some factors that the committee generally views as relevant and is likely to consider in its evaluation of candidates include, but are not limited to:

•	Career experience, particularly experience germane to the Company’s business;

•	Personal and professional ethics;

•	Expertise that may serve the Company and complement the expertise of other Board of Directors members;

•	Ability to devote significant time and effort to Board of Directors and Board of Directors committee responsibilities;

•	Whether the candidate is independent; and

•	Whether a candidate is financially literate or an “audit committee financial expert” (as defined by the SEC).

The committee does not assign a particular weight to these individual factors. Rather, the committee looks for a mix of factors, when considered in combination with the expertise and credentials of the other candidates and the existing Board of Directors that will provide shareholders with an experienced and diverse Board of Directors.

With respect to the identification of nominee candidates, the committee does not have a formalized process. Instead, its members and the senior management of the Company generally recommend candidates of whom they are aware personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process, but may do so in the future.

The nominating and corporate governance committee welcomes recommendations from shareholders. The nominating and corporate governance committee evaluates a candidate for director recommended by a shareholder in the same manner that the committee evaluates a candidate recommended by other means. In order to make a recommendation, the nominating and corporate governance committee asks that a shareholder send the nominating and corporate governance committee:

•	A resume for the candidate, detailing the candidate’s work experience and credentials;

•

A written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) is, or is not, “independent” as that term is defined in the charter of the nominating and corporate governance committee, and (4) has no plans to change or influence the control of the Company;

•

The name of the recommending shareholder as it appears in the Company’s books, the number of shares that are owned by that shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	Personal and professional references, including contact information; and

•

Any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the nominating and corporate governance committee, c/o Secretary, American Safety Insurance Holdings, Ltd., 31 Queen Street, Hamilton HM 11, Bermuda, who will forward the information to the chairman of the committee. In order to be included in the Company’s proxy materials for presentation at the 2010 Annual General Meeting of Shareholders, the Secretary must receive this information by February 3, 2010.

In addition to the procedures described above for recommending prospective nominees, shareholders may directly nominate directors for consideration at the Annual General Meeting of Shareholders.

Director Compensation

DIRECTORS COMPENSATION TABLE

	Fees
	Earned
	or
	Paid In	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($) (1)	($) (2)	($)	($)
Cody W. Birdwell	25,000	37,500	19,389	81,889

David V. Brueggen	45,000	37,500	12,363	94,863

Stephen R. Crim (3)	-	-	-	-

Joseph F. Fisher (4)	15,000	20,000	6,906	41,906

Lawrence I. Geneen	32,500	37,500	6,003	76,003

Steven L. Groot	32,500	37,500	9,111	79,111

Frank D. Lackner	32,500	37,500	18,479	88,479

Thomas W. Mueller	25,000	37,500	21,811	84,311

Jerome D. Weaver	30,000	37,500	9,887	77,387

(1) These amounts represent all fees earned for service as a director during 2008. The non-employee directors received the following compensation for their services as a director. The directors’ compensation is subject to change from time to time.

•

Annual Retainer Fee – Each non-employee director is paid in the form of common shares of the Company having a fair market value of $40,000 (or a pro rata portion thereof for less than a full year’s service) on the date of issuance.

•

Retainer Fees for Committee Chairs – The annual cash retainer for (i) the Chairman of the Board is $15,000; (ii) the Audit Committee Chairman is $15,000; and (iii) the Chairman of any committee, other than the Audit Committee, is $7,500.

•

Travel Compensation – Each non-employee director receives travel compensation of $1,000 for their travel time to any meeting requested by the Company in which they are present in person. Travel Compensation is not paid for attendance at a meeting not requiring travel.

•

Expense Reimbursement – The directors are reimbursed for their expenses incurred in connection with travel to any Board and/or Committee meeting, including airfare, lodging and meals and incidentals. Directors are also reimbursed for fees and costs associated with board education or professional development.

(2) “Stock Awards” dollar amount is calculated by using fair market value of the awards on July 19, 2007. The aggregate number of common shares issued was 12,864.

(3) Mr. Crim is the Chief Executive Officer of the Company and receives no additional compensation as a director of the Company.

(4) Mr. Fisher resigned from the Board of Directors in October, 2008.

Code of Business Conduct and Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics in accordance with rules of the SEC and the New York Stock Exchange listing standards applicable to all directors, officers and employees, including the principal executive officers, principal financial officers, principal and senior accounting officers or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is intended to provide guidance to directors and management to ensure compliance with law and promote ethical behavior. The Company’s Code of Business Conduct and Ethics is available on our website, www.amsafety.com in the “Governance Documents” subsection, under “Corporate Overview” in the “Investor Relations” section. Shareholders may request a printed copy of the Code of Business Conduct and Ethics upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11 Bermuda.

Corporate Governance Guidelines

The Company is committed to having sound corporate governance practices, and the Board of Directors has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Board of Directors reviews these guidelines periodically and monitors developments in the area of corporate governance. Corporate Governance Guidelines are available on our website, www.amsafety.com in the “Governance Documents” subsection, under “Corporate Overview” in the “Investor Relations” section. Shareholders may request a printed copy without charge upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11 Bermuda.

Executive Officers

The following summarizes the business experience over the last five years of the Company’s executive officers, other than Mr. Crim, whose business experience is described above under ‘DIRECTORS’.

Guy Cloutier, age 57, has served as Senior Vice President & Chief Actuary of the Company’s Bermuda reinsurance subsidiary, American Safety Reinsurance, Ltd., since 2007. Prior to joining American Safety Reinsurance, Ltd., Mr. Cloutier was the President and Sole Owner of Ordinance Holdings, Ltd., a Bermuda-based company engaged in actuarial consulting and reinsurance brokerage, formed in 2003.

Randolph L. Hutto, age 60, has served as General Counsel and Secretary of the Company since September 2006. Prior to joining the Company, Mr. Hutto served as Executive Vice President, General Counsel and Secretary of NDC Health Corporation, a New York Stock Exchange-listed health care claims processing and information management company, from April 2004 to January 2006, and as Executive Vice President and Chief Financial Officer from November 2000 to April 2004.

Joseph D. Scollo, Jr., age 44,has served as Executive Vice President and Chief Operating Officer of the Company since January 2006. Mr. Scollo served as Executive Vice President of the Company since January 2003 and served as Senior Vice President - Operations from 1998 until January 2003. Previously, Mr. Scollo served as Senior Vice President - Operations of United Coastal Insurance Company in New Britain, Connecticut since 1989. Mr. Scollo has over 18 years of experience in the insurance industry. Mr. Scollo holds a certified public accountant certificate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee. As described above, in Corporate Governance – Committees of the Board of Directors, the Companyhasa compensation committee (the “Committee”) that currently consists of Messrs. Geneen (Chairman), Groot and Lackner. The Committee operates pursuant to a written charter, which is available on our website, www.amsafety.com. The charter is reviewed annually by the Committee. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the standards set forth by the New York Stock Exchange). In addition, no Committee member is a current or former employee of the Company or any of its subsidiaries. Generally, the Committee is responsible for recommending to the Board of Directors matters regarding executive compensation. The Committee generally meets quarterly, and on an as-needed basis.

General Philosophy. We compensate our senior management through a combination of base salary, bonus and equity compensation that we design to be competitive with comparable employers and to align our management’s incentives with the long-term interests of our shareholders. The purpose of our compensation program generally is to develop and implement a fair, consistent and competitive program, which will attract, motivate and retain highly qualified talent. The Committee views the compensation program as a management tool that, through the setting of goals and objectives, encourages management to achieve or exceed the Company’s business objectives. In making compensation decisions, we establish target overall cash compensation and then allocate that compensation among base salary and bonus. We then determine what level, if any, of equity compensation is appropriate. At the senior management level, we design incentive compensation to reward company-wide performance by tying awards to the achievement of goals and objectives which relate to (i) our performance in such areas as growth and return on equity, (ii) individual performance and (iii) business unit performance, as discussed below under Annual Cash Bonuses andEquity Compensation. The compensation for each of our named executive officers (“NEOs”) consists of a base salary, an annual bonus, stock options, restricted stock awards, health insurance and other benefits and perquisites.

Our management incentive plans are designed to be self-funding and provide participant target incentive awards that increase or decrease based on individual and Company performance results. Incentive compensation will become a larger portion of an executive’s total direct compensation as he or she assumes significant responsibilities and has a significant impact on the financial or operational success of the Company.

Committee Process. The Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of our NEOs and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives. In addition, the Committee reviews and approves compensation levels and compensation awards for our other NEOs recommended by the Chief Executive Officer, who reviews individual and corporate performance for the other NEOs and makes recommendations to the Committee. These recommendations are generally approved. In all cases, however, the Committee is an active participant in establishing the goals for bonuses.

The Committee also administers our equity-based compensation plan, although it has delegated to our Chief Executive Officer the authority to make limited awards to newly-hired executives and other key employees as necessary or appropriate to attract and retain highly qualified individuals to the Company. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities, and it is common for all of our non-employee directors to attend Committee meetings. The Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Targeted Overall Compensation for 2008. The goal of our comprehensive compensation program is to fairly compensate our executives in a manner to be competitive with comparable employers and to align our executives’ incentives with the short term operational and financial success of the Company and the long-term interests of our stockholders. Our compensation programs will support management’s goal of hiring, retaining and rewarding qualified executives who embrace the Company’s mission of providing innovative insurance solutions for specialty risks in underserved markets and who are committed to providing continuing value to our stockholders. All of our compensation programs are strategy-focused, competitive and, where appropriate, may include supplemental and perquisite programs.

Going forward, base compensation generally will be established at a level competitive with a defined peer group but in no event less than the 50th percentile of peer data. Total direct compensation will be targeted at the 75th percentile when targeted goals are achieved. Generally the goal for direct compensation of senior executives will be 50% for base salary, 25% for annual cash bonus and 25% for long-term equity. Executives will be eligible for annual performance-based salary adjustments if they achieve pre-established performance goals and objectives.

Where appropriate, executives will be selected to participate in the Company’s supplemental or perquisite programs, depending upon comparable data, retention value of the executive and cost to the Company.

Our Chief Executive Officer, Chief Financial Officer and the three other executive officers of the Company who received a combined salary and bonus in excess of $100,000 during 2008 (our “NEOs”) include Stephen R. Crim, William C. Tepe, Joseph D. Scollo, Jr., Randolph Hutto and Guy Cloutier. Mr. Tepe resigned from the Company on March 31, 2009.

With respect to Stephen R. Crim, our President and Chief Executive Officer, we considered Mr. Crim’s responsibilities and his contributions to the Company’s operating results during his tenure in establishing his targeted overall compensation for 2008 Although we do take into consideration compensation levels at similar or peer companies, we did not perform a formal survey of those levels nor did we retain a compensation consultant to advise us with respect to compensation levels for 2008. Given our size and what we consider modest levels of compensation, we did not believe that the benefits of these processes justify the cost. Rather we subjectively assessed the appropriate areas of compensation levels. We followed a similar process when establishing targeted compensation for our other NEOs, Joseph D. Scollo, Jr., our Executive Vice President and Chief Operating Officer, William C. Tepe, our Chief Financial Officer, and Randolph Hutto, our General Counsel and Secretary, and Guy Cloutier, the Senior Vice President of our reinsurance subsidiary. The Chief Executive Officer reviews the other NEO’s performance and makes compensation recommendations to the Committee, which are reviewed by the Committee in light of the overall compensation.

Base Salaries. The base salaries for our NEOs during the year ended December 31, 2008, were established by contract in the case of Messrs. Crim, Scollo, Tepe and Hutto, and by considering his performance and contribution to the Company and his business responsibilities, in the case of Mr. Cloutier. These amounts reflect levels that we concluded were appropriate based on our general experience. Our base salaries are intended to be competitive with base salaries paid by other similar insurance companies to executives with similar qualifications, experience and responsibilities, although we do not follow a formal practice in this regard. The Committee periodically discusses salary recommendations with the Chief Executive Officer with regard to other Company executive officers. These salary recommendations are generally based on an evaluation of the individual’s performance of the position held, the Company’s operating results, and the individual’s contribution to the Company’s operating results.

The compensation of our Chief Executive Officer, Stephen R. Crim, Executive Vice President and Chief Operating Officer, Joseph D. Scollo, Jr., Chief Financial Officer, William C. Tepe, and General Counsel, Randolph L. Hutto, are governed primarily by employment agreements, the material terms of which are more specifically described below under Employment Agreements. These employment agreements provide for a base salary of $420,000 for Mr. Crim, $345,000 for Mr. Scollo, $315,000 for Mr. Tepe and $308,850 for Mr. Hutto effective as of August 1, 2007, subject to annual review and adjustment. Compensation, including base salary and bonus opportunity, for Mr. Cloutier was based on a determination by the Chief Executive Officer, discussed with and approved by the Committee. The base salaries for Messrs. Crim, Scollo, Tepe, Hutto and Cloutier in 2008 were $420,000.00, $368,765.58, $322,245.39, $317,036.33 and $350,000.00, respectively.

2008 Long-Term Incentive Plan. In 2007, the Committee retained the Lockton Benefits Group to review the Company’s compensation programs. Based on the results of this review, the Compensation Committee adopted the 2008 Long-Term Incentive Plan (the “LTIP”). Commencing with calendar 2008, the Committee has implemented this comprehensive, long-term incentive compensation program. The LTIP is administered by our Human Resources Department, with input from the Chief Executive Officer and the Committee.

The LTIP is designed to compensate and retain those executives and key employees that contribute most to driving revenue and profitability. This philosophy represents a modification from prior year plans, which were more focused on title than revenue and profitability. Under the 2008 structure, there are 3 groups eligible for stock awards or stock options in addition to a cash bonus. All NEOs are in Group 1 and are eligible to receive stock options, restricted stock grants and annual performance-based cash bonus awards. Restricted stock awards are designed as an aid in retention of personnel and are not directly tied to performance. Restricted stock vests 25% on each of the first and second anniversaries of the award, with the final 50% vesting on the third anniversary of the award. The stock options are designed to reward long term performance and vest on the third anniversary of the grant date.

The incentive payouts generally applicable to NEOs based on meeting established targets, expressed as a value % of the NEO’s base salary, include 40% cash bonus, 25% stock options and 15% restricted stock awards. The targets are established each year. The Committee reserves the right to modify the bonus payout terms of the LTIP for select individuals deemed to contribute most to the Company’s financial performance. Any modifications to the bonus payouts as described above will be at the sole discretion of the Committee based upon recommendations made by the Chief Executive Officer and based on the individual’s contributions to the Company’s financial performance.

The cash bonus portion of the LTIP is designed to reward short term performance, and is distributed based on a combination of achieving annual financial targets and established qualitative goals. For 2008, weighting of 30%/70% for growth verses profitability was used as respects financial targets, but a portion of the bonus is based upon achievement of other personal and qualitative goals established annually. Our NEOs receive 80% of their cash bonus based on meeting certain corporate financial goals and 20% of their cash bonus based on meeting certain personal and qualitative goals.

To reward NEOs for achieving optimal results, leverage ratios apply to performance bonus amounts for exceeding or missing financial targets. The following leverage ratios apply to the cash bonus portion under the LTIP:

% ACHIEVED OF TARGET	LEVERAGE RATIO
120%	150%
110%	120%
100%	100%
90%	50%

The following table provides an overview of the total incentive compensation under the LTIP, consisting of cash bonus, stock options and restricted stock awards, that participants may receive depending on the level of achievement of established targets. For example, if 100% of the target is reached for the three year period, NEOs would receive a cash bonus of 40% of salary, stock options equal to 25% of salary, and a restricted stock award equal to 15% of salary, for total incentive compensation under the LTIP for that year of 80% of salary:

TARGET BONUS	BONUS AT 110% OF TARGET	BONUS AT 120% OF TARGET	BONUS AT 90% OF TARGET
80%	93%	112.5%	47.5%

Note that the information in the table above represents the total incentive compensation, including cash, restricted stock and stock options, and is expressed as a % of the NEO’s base salary.

Annual Cash Bonuses. For 2008, each NEO was eligible for an annual cash bonus under the LTIP. Cash bonus awards to our NEOs under the LTIP are based on the achievement of goals and objectives established by the Committee which relate to (i) our performance in such areas as premium growth and return on equity and (ii) individual performance. As management responsibility increases, the bonus potential increases and goals and objectives are more heavily weighted toward overall Company performance. The goals and objectives were established by the Committee in January 2008 and consisted primarily of targets for premium growth, profitability, return on equity, strategic planning and operational efficiency. The Committee established goals and objectives for 2009 in January 2009. These goals and objectives for 2009 are similar to those established for 2008, with components for return on equity, profitability, strategic planning, and realization of certain operational efficiencies.

Due to the performance of the Company for the year ended December 31, 2008, Messrs. Crim, Scollo, Tepe, Hutto, and Cloutier received no cash bonuses.

Equity Compensation. The Committee believes strongly that equity-based awards are an integral part of total compensation for employees with significant responsibility for our long-term results. Incentive stock options and nonqualified stock options that are tied to corporate performance provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management. As part of our compensation program, each NEO was eligible for a performance-based stock option bonus and a restricted stock award pursuant to the LTIP.

All options and restricted stock awards granted under the LTIP are issued under the Company’s 2007 Incentive Stock Plan (the “2007 Plan”) approved by our shareholders in June 2007. The 2007 Plan is intended to further the interests of the Company and its shareholders by attracting, retaining and motivating officers, employees, consultants and advisors to participate in the long-term development of the Company through stock ownership and is the successor plan to the 1998 Incentive Stock Option Plan (the “1998 Plan”). The 2007 Plan defines the incentive arrangements for eligible participants and authorizes the granting of incentive stock options, nonqualified options, restricted stock awards and other forms of equity compensation, which may be made subject to the discretion of the Committee and, for annual awards, are generally made in conjunction with the achievement of the goals and objectives detailed in the LTIP as discussed above. The Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations set forth in the 2007 Plan. In accordance with the terms of the 2007 Plan, the option price per share will not be less than the fair market value of the common shares on the date of grant, the term of any options granted may be no longer than ten years and there may or may not be a vesting period before any recipient may exercise any of those options. The rights of recipients receiving these stock options generally vest equally over three years, beginning with the first anniversary date of grant. All options expire ten years from the date of grant, unless sooner exercised. However, in some instances, particularly with initial option grants to new key employees, the options vest 100% on the fifth anniversary of the grant date. Generally, the vesting of options issued under either the 1998 Plan or the 2007 Plan is accelerated in the event of a change in control of the Company.

With the exception of significant promotions and new hires, we generally make these types of awards at a meeting of the Committee each year following the availability of the financial results for the prior year and prior to March 15. The 2008 grant awards discussed below were made at the Committee’s meeting on March 4, 2008. This timing was selected because it enabled us to consider the Company’s prior year performance, the performance of the potential recipients and our expectations for future years. The Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. During the year ended December 31, 2008, 135,303 total options, valued at $1,358,442.12, were granted pursuant to the 2007 Plan (calculated by using fair market value on dates of grant).

Pursuant to their employment agreements, each of Messrs. Crim, Scollo, Tepe and Hutto is eligible to participate in all Company equity plans. Under the LTIP, all NEOs are eligible to receive awards under the 2007 Plan.  In 2008, Mr. Crim, Mr. Scollo, Mr. Tepe and Mr. Hutto were granted options valued at $320,898.48 ($220,498.48 incentive based and $100,400.00 discretionary), $256,421.60 ($181,121.60 incentive based and $75,300.00 discretionary), $193,430.64 ($118,130.64 incentive based and $75,300.00 discretionary) and $166,011.40 ($115,811.40 incentive based and $50,200.00 discretionary), respectively, under the 2007 Plan. These grants were made on March 15, 2008 at an exercise price of $17.95 per share and vest ratably over three years. As a part of his overall compensation package, Mr. Cloutier received an annual grant with respect to 2,500 shares under the 2007 Plan valued at $25,100.00 and with an exercise price of $17.95 per share, vesting ratably over a three year period.  In 2008, Mr. Crim, Mr. Scollo, Mr. Tepe, Mr. Hutto and Mr. Cloutier were granted Restricted Stock Awards valued at $46,987.20, $28,945.32, $26,425.28, $25,913.24 and $19,578.00, respectively, under the 2007 Plan.

Severance Benefits. We believe that companies should provide reasonable severance benefits to certain of their employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They should also disentangle the Company from the former employee as soon as possible. We do not have a general severance plan in place but severance benefits are detailed in their respective employment agreements for certain of our NEOs, as detailed in the section entitled “Potential Payments Upon Termination or Change-In-

Control.”

Retirement Plans The Company offers its employees a “safe harbor 401(k) plan” (the “401(k) Plan”). All employees are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may elect to defer up to 92% of their compensation each year in lieu of receiving such amount in cash. However, a participant’s total deferral each year is subject to dollar limitations that are set by law. For 2007 the limit was $15,000. This limit may be increased after 2007 for cost of living changes. In addition, participants over age 50 may elect to defer additional amounts, referred to as catch-up contributions, of up to $5,000 in 2007. In order to maintain the safe harbor status of the 401(k) Plan, the Company contributes the total amount of each participant’s salary deferrals each Plan Year and makes a safe harbor matching contribution equal to 100% of the participant’s salary deferrals that do not exceed 3% of the participant’s compensation and 50% of the amount between 3% and 5% of the compensation. A participant is always 100% vested in amounts attributable to his or her salary deferrals. Matching contributions vest 20% per year of service beginning with the second year of service with the Company.

Change in Control. Each of the 1998 Plan and the 2007 Plan provides for the immediate vesting of all options in the event of a change in control of the Company. However the Company has no change in control program in place and none of the current employment agreements with senior executives provide for any separate benefits in connection with a change in control, although severance benefits are enhanced in the event of a termination after or in connection with a change-in-control, as discussed in the section entitled “Potential Payments Upon Termination or Change In Control.”

Perquisites and Other Benefits. The Committee annually reviews the perquisites that senior management receives. The primary perquisites for senior management are the payment of a monthly car allowance and the payment of annual insurance premiums. The Committee believes that these perquisites are modest and appropriate.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

The value of perquisites and other benefits received by our NEOs for 2007 are shown in the Summary Compensation Table under the heading of “All Other Compensation.”

Stock Ownership Guidelines. The Company does not have established stock ownership guidelines for any of its officers. The Company believes that its awards under the LTIP sufficiently align the interests of its officers with those of its shareholders.

Employment Agreements. Stephen R. Crim was employed by the Company as its Chief Executive Officer pursuant to an employment agreement dated March 21, 2005, the term of which commenced on January 1, 2005. Effective August 1, 2007, Mr. Crim executed a new employment agreement approved by the Compensation Committee (the “Crim Agreement”) and superseding the March 21, 2005 agreement. The Crim Agreement provides for an initial term of three years, with automatic one year extensions unless either party gives notice of non-renewal at least 120 days prior to the expiration of the initial or then current renewal term. The Crim

Agreement provides for a base salary for Mr. Crim in 2007 of $420,000, which may be increased pursuant to a merit increase at each annual performance evaluation. In addition Mr. Crim is eligible to receive an annual cash bonus, in an amount to be determined by the Board of Directors, pursuant to the Company’s LTIP. Mr. Crim is also eligible to participate in all Company stock option plans, including the 2007 Plan. The Crim Agreement provides for a monthly automobile allowance of $1,000 and up to $25,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Crim’s life. The Crim Agreement further provides that Mr. Crim will be entitled to the same perquisites and fringe benefits on a basis no less favorable than any other senior executive of the Company.

Joseph D. Scollo, Jr. is employed by the Company as its Executive Vice President and Chief Operating Officer pursuant to an employment agreement dated March 21, 2005, as subsequently amended on January 1, 2006 and January 1, 2007. Effective August 1, 2007, Mr. Scollo entered into a new employment agreement approved by the Committee (the “Scollo Agreement”) superseding the March 21, 2005 agreement. With the exception of salary and perquisite levels, the Scollo Agreement is identical to the Crim Agreement. It provides for a 2007 base salary for Mr. Scollo of $345,000, which may be increased pursuant to a merit increase at each annual performance evaluation. The Scollo Agreement provides for a monthly automobile allowance of $750 and up to $20,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Scollo’s life.

William C. Tepe was employed by the Company as its Chief Financial Officer pursuant to an employment agreement dated November 14, 2005. Effective August 1, 2007, Mr. Tepe entered into a new employment agreement approved by the Committee (the “Tepe Agreement”) superseding the November 14, 2005 agreement. With the exception of salary and perquisite levels, the Tepe Agreement is identical to the Crim Agreement. The Tepe Agreement provides for a 2007 base salary of $315,000 per year, which may be increased pursuant to a merit increase at each annual performance evaluation. The Tepe Agreement provides for a monthly automobile allowance of $700 and up to $15,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Tepe’s life.

Randolph L. Hutto was employed by the Company as its Secretary and General Counsel in October 2006. Effective August 1, 2007, Mr. Hutto entered into an employment agreement approved by the Committee (the “Hutto Agreement”). With the exception of salary and perquisite levels, the Hutto Agreement is identical to the Crim Agreement. The Hutto Agreement provides for a 2007 base salary of $308,850 per year, which may be increased pursuant to a merit increase at each annual performance evaluation. The Hutto Agreement provides for the reimbursement of up to $6,500 of country club dues and up to $15,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Hutto’s life.

Under each of the employment agreements, Messrs. Crim, Scollo, Tepe and Hutto (the “Executives”) have each agreed not to reveal, divulge, or disclose any confidential information and will not use or make use of any confidential information during the employment period plus the longer period of 12 months from termination or the end of each applicable severance period (the “Restricted Period”). Additionally, the Executives have each further agreed not to transmit or disclose any trade secret or make use of any such trade secret for himself or for other without the prior written consent of the Company for any time throughout the terms of the employment agreements and after termination of the employment agreements. The Executives have also agreed not to solicit or induce any protected employees to terminate their employment relationship with the Company or to enter into employment with any other person during the Restricted Period. The Executives have each agreed not to solicit, divert, take away or attempt to solicit, divert or take away any of the Company’s protected customers with whom they may have had contact on the Company’s behalf during the twelve (12) months immediately preceding the termination without the Company’s prior written consent. The Executives will not seek or obtain a competitive position in the restricted territory with a competitor during the Restricted Period without the prior written consent of the Company.

Each of the respective employment agreements also provides for certain termination provisions for Messrs. Crim, Scollo, Tepe and Hutto, which are further discussed in the section entitled “Potential Payments Upon Termination or Change In Control.”

Executive Compensation

The following table sets forth information regarding the annual compensation paid to our NEOs for services rendered to the Company during the years ended December 31, 2007 and 2008:

SUMMARY COMPENSATION TABLE

Name and				Stock	Option	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Total
Position	Year	($)	($)	($)	($) (2)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(i) (3)	(j)
Stephen R. Crim	2007	408,233	140,000	-	106,600	46,825	701,658
CEO/President	2008	420,000	-	46,987	320,898	47,674	835,559
Joseph D. Scollo, Jr.	2007	345,000	120,000	-	79,950	38,394	583,344
COO/Exec. VP	2008	368,766	-	28,945	256,422	40,197	694,330
William C. Tepe(1)	2007	315,000	105,000	-	79,950	17,400	517,350
CFO	2008	322,245	-	26,425	193,431	38,530	580,631
Randolph Hutto	2007	308,850	65,631	-	21,320	16,691	412,492
Secretary/General Counsel	2008	317,036	-	25,913	166,011	45,444	554,404
Guy Cloutier	2007	116,667	95,000	-	-	111,188	322,855
	2008	358,333	-	19,578	25,100	291,206	694,217

(1) Mr. Tepe resigned from the Company effective March 31, 2009.

(2) “Option Awards” dollar amount is calculated by using the fair market value of the option on the dates of grant as described in Note 13 to the Consolidated Financial Statements in the Company’s Annual Report to Shareholders as of December 31, 2008.

(3) “All Other Compensation” includes amounts paid for car allowances, the Company’s contribution to each individual’s 401(k) plan, amounts expended for annual insurance premiums and other perquisites, amounts for spouses’ air travel and, in the case of Mr. Cloutier, a housing allowance. The specific components are shown in the table below:

Named Executive Officer	Year	Car Allowance ($)	401(k) Contributions ($)	Payments for Annual Insurance Premiums ($)	Spousal Air Travel ($)	Housing Allowance ($)	Dues Reimbursement ($)
Stephen R. Crim	2008	12,000	9,200	25,000	1,080
	2007	12,000	9,000	25,000	825
Joseph D. Scollo, Jr.	2008	9,000	9,200	22,477	1,997
	2007	9,000	9,000	20,000	394	-
William C. Tepe	2008	8,400	9,200	20,930	-
	2007	8,400	9,000	-	-	-
Randolph L. Hutto	2008	-	9,200	27,880	1,864	-	6,500
	2007	-	9,000	-	1,191	-	6,500
Guy Cloutier	2008	-	-	-	-	180,000
	2007	-	-	-	-	60,000

Grants of Plan-Based Awards

The following table sets forth information with respect to the stock options granted to the NEOs during the years ended December 31, 2007and 2008:

GRANTS OF PLAN BASED AWARDS
								All	All
								Other	Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	Option
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Awards:
		Plan Awards			Plan Awards			Number	Number	Exercise
								of	of	or Base
								Shares	Securities	Price of
								of Stock	Underlying	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sr)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Stephen R. Crim	3/15/2007(1) 3/15/2008(2)	84,000	168,000	252,000	7,321	14,641	21,962	4,680	10,000 10,000	19.05 17.95
Joseph D. Scollo, Jr.	3/15/2007(1) 3/15/2008(2)	73,753	147,506	221,259	6,013	12,027	18,040	2,883	7,500 7,500	19.05 17.95
William C. Tepe	3/15/2007(1) 3/15/2008(2)	64,449	128,898	193,347	3,922	7,844	11,766	2,632	7,500 7,500	19.05 17.95
Randolph L. Hutto	3/15/2007(1) 3/15/2008(2)	63,407	126,815	190,222	3,845	7,690	11,535	2,581	2,000 5,000	19.05 17.95
Guy Cloutier	3/15/2007(1) 3/15/2008(2)	71,667	143,333	215,000	-	-	-	1,950	2,500	17.95

(1) Bonuses awarded for 2007 were discretionary and not based on an Incentive Plan.

(2) No bonuses were awarded for 2008

Outstanding Equity Awards at Year End

The following table sets forth the outstanding option and stock awards held by the NEOs as of December 31, 2008:

	Option Awards					Stock
						Awards
			Equity
			Incentive
			Plan
			Awards:
	Number	Number	Number			Number
	of	of	of			of Shares
	Securities	Securities	Securities			or Units
	Underlying	Underlying	Underlying			of Stock
	Unexercised	Unexercised	Unexercised			That Have
	Options	Options	Unearned	Option	Option	Not
	(#)	(#)	Options	Exercise	Expiration	Vested
Name	Exercisable	Unexercisable	(#)	Price	Date	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Stephen R. Crim	35,000 (1)	-		9.50	2/19/09	4,680
CEO/President	23,000 (1)	-		6.00	6/23/10
	20,000 (1)	-		8.85	1/18/12
	12,000 (1)	-		6.75	1/30/13
	95,000 (2)	-		8.57	6/19/13
	18,000 (1)	-		13.67	1/21/14
	6,666 (1)	3,334		16.40	3/15/16
	3,333 (1)	6,667 (1)		19.05	3/15/17
	-	10,000 (1)		17.95	3/15/18
	-	21,962 (3)		17.95	3/15/18
Joseph D. Scollo, Jr.	10,000 (1)	-		9.50	2/19/09	2,883
COO/Exec. VP	7,000 (1)	-		6.00	6/23/10
	12,000 (1)	-		8.85	1/18/12
	11,000 (1)	-		6.75	1/30/13
	50,000 (2)	-		8.57	6/19/13
	12,000 (1)	-		13.67	1/21/14
	5,000 (1)	2,500		16.40	3/15/16
	2,500 (1)	5,000		19.05	3/15/17
	-	7,500 (1)		17.95	3/15/18
	-	18,040 (3)		17.95	3/15/18
William C. Tepe (4)	-	25,000 (2)		16.18	11/14/15	2,632
CFO	2,500 (1)	5,000		19.05	3/15/17
	-	7,500 (1)		17.95	3/15/18
	-	11,766 (3)		17.95	3/15/18
Randolph Hutto	-	10,000 (2)		17.80	9/6/16	2,581
Sec./Gen. Counsel	666 (1)	1,334		19.05	3/15/17
	-	5,000 (1)		17.95	3/15/18
	-	11,535 (3)		17.95	3/15/18

Guy Cloutier	-	2,500 (1)	17.95	3/15/18	1,950
Sr. Vice President

(1) The options have a three-year vesting schedule, pursuant to which the shares underlying the options shall vest in one-third increments on each of the first three anniversaries from the date of grant.

(2) The options cliff vest on the fifth anniversary from the date of grant.

(3) The options cliff vest on the third anniversary from the date of grant.

(4) Mr. Tepe resigned from the Company effective March 31, 2009 and all of his options were forfeited.

Options Exercises and Stock Vested

The following table sets forth the options exercised and stock vested by the NEOs during the year ended December 31, 2008:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Stephen R. Crim	25,000	$204,250	-	-
CEO/President	-	-	-	-
Joseph D. Scollo, Jr.	-	-		-
COO/Exec. VP	-	-	-	-
William C. Tepe	-	-	-	-
CFO	-	-	-	-
Randolph L. Hutto	-	-	-	-
General Counsel	-	-	-	-

Pension Benefits

The Company does not have or provide any supplemental executive retirement plan, or similar plan that provides for specified retirement payments or benefits.

Nonqualified Deferred Compensation

The Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change In Control

There are no specified payments accruing to the benefit of Mr. Cloutier upon such termination as a result of a contract, agreement, plan or arrangement between Mr. Cloutier and the Company. Because of their employment agreements, Messrs. Crim, Scollo, Tepe and Hutto are eligible for certain benefits in the event of termination of their employment as more specifically discussed below. The amount of potential payments to such NEO is dependent upon the nature of the termination as discussed below. The amounts of potential payments as referenced in the table assume that such triggering event was effective as of December 31, 2008. The actual amounts to be paid out upon termination or change in control can only be determined at the time of such event.

For purposes of this discussion, “Executive” refers to each of Messrs. Crim, Scollo, Tepe and Hutto and:

“Cause” means (i) the continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies in detail the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, (iii) Executive’s abuse of alcohol or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company, (iv) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony, (v) Executive’s acceptance of employment with an employer other than the Company or any affiliate or subsidiary of the Company, or (vi) Executive’s conviction for any crime of moral turpitude.

“Good Reason” means (i) a reduction by the Company in Executive’s base salary or benefits as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary or benefits of substantially all senior executives of the Company (or any of its affiliates and any of their respective subsidiaries with respect to which the Company exerts control over compensation policies); (ii) the Company’s requiring Executive, without his consent, to be based at any office or location other than in the greater metropolitan area of the city in which his office is located at the Effective Date; or (iii) the Company’s changing the reporting structure so that Executive no longer reports directly to the Board.

“Poor Performance” means the failure of Executive to meet reasonable and achievable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance will not be effective unless at least 30 days prior to such termination Executive has received written notice from the Board which specifically identifies the manner in which the Board believes that Executive has not met performance expectations and Executive has failed after receipt of such notice to resume the diligent performance of his duties to the satisfaction of the Board; and

Prior to or More than 24 Months after Change in Control.

Termination by Company other than for Poor Performance, Cause or Disability; Termination by Executive for Good Reason; or Expiration of Executive’s Employment Period:

If the Company terminates any of the Executive’s employment other than for Poor Performance, Cause or Disability or any of the Executives terminates his employment for Good Reason within 90 days after the event of occurrence of the event causing the Good Reason or the Executive’s employment period expires, such Executive shall be entitled to:

•

the sum of the base salary through the date of termination and any accrued vacation pay to the extent not yet paid to be paid in a lump sum within 30 days after the date of termination (the “Accrued Obligations”).

•

an amount equal to the longer of 18 months base salary or the remaining term of the employment period from the date of termination, to be paid in equal semi-monthly or other installments as are customary under the Company’s payroll practices (the “Normal Severance Period”).

•	COBRA continuation coverage during the Normal Severance Period.

•

a cash sum in an amount equal to 100% of his bonus opportunity (prorated through the date of termination) adjusted according to his year-to-date performance at the date of termination to be paid in a lump sum within 30 days after the date of termination.

•	all grants of restricted stock, restricted stock units and similar stock-based awards, which will become immediately vested as of the date of termination.

•

all options, stock appreciation rights and similar stock-based awards that would have become vested within the 24 month period following the date of termination had the Executive remained employed will become immediately vested and exercisable as of the date of termination.

•

all options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the Normal Severance Period; or 10 years from the date of grant.

Termination by the Company for Poor Performance:

If the Company terminates any of the Executive’s employment for Poor Performance, such Executive shall be entitled to:

•	payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

•	an amount equal to 12 months Base Salary, to be paid in equal semi-monthly or other installments as are customary under the Company’s payroll practices (the “Poor Performance Severance Period”).

•	COBRA continuation coverage during the Poor Performance Severance Period.

•

all grants of restricted stock, restricted stock units and similar stock-based awards that would have become vested within the 12 month period following the date of termination had the Executive remained employed, which will become immediately vested as of the date of termination.

•

subject to specific approval of the Committee all options, stock appreciation rights and similar stock-based awards that would have become vested within the 12 month period following the date of termination had the Executive remained employed will become immediately vested and exercisable as of the date of termination.

•

all options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the Poor Performance Severance Period; or 10 years from the date of grant.

After or In Connection with Change in Control:

Termination by Executive for Good Reason; Termination by Company other than for Cause or Disability:

If a change in control occurs, and within 24 months following such change in control (or if Executive can show that termination by the Executive or the Company in anticipation of a change in control) the Company terminates any of the Executive’s employment other than for Cause or Disability or any of the Executives terminates his employment for Good Reason, such Executive shall be entitled to:

•	payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

•

an amount equal to 36 times the monthly base salary to be paid in a lump sum within 30 days after the date of termination if the change in control qualifies as a change in ownership or effective control of the Parent or the Company; otherwise, payment will be made in equal semi-monthly or other installments as are customary under the Company’s payroll practices

•	COBRA continuation coverage for up to 18 months after the date of termination.

•	a cash sum in an amount equal to 100% of his bonus opportunity (prorated through the date of termination) adjusted according to his year-to-date performance at the date of termination to be paid in a lump sum within 30 days after the date of termination.

•	all grants of restricted stock, restricted stock units and similar stock-based awards, which will become immediately vested as of the date of termination.

•	all options, stock appreciation rights and similar stock-based awards will become immediately vested and exercisable as of the date of termination.

•

all options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the 36 month period beginning on the date of termination; or 10 years from the date of grant.

Termination Due to Death, Disability or Retirement:

If any of the Executive’s employment is terminated due to his death, Disability or Retirement, his employment agreement will terminate without further obligation to the Executive by the Company other than for the payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination to the Executive or his estate or beneficiary.

Each of the NEOs has entered into a stock option agreement, in which their options cliff vest upon the fifth anniversary from the date of grant (the “Cliff-Vesting Option Agreements”). Pursuant to the Cliff-Vesting Option Agreements, if the employment of any of the NEOs is terminated due to death or disability, all the options which are not vested and exercisable shall become fully vested and exercisable as of such termination date.

Each of the NEOs also has stock option agreements, in which their options vest ratably over a 3 year period (the “3 Year Option Agreements”). Under the 3 Year Option Agreements, the NEOs are only entitled to the options which have vested at the time of termination due to death or disability. However, pursuant to their contracts, as discussed above, certain 3 Year Options held by Messrs. Crim, Scollo, Tepe and Hutto will become fully vested and exercisable upon certain terminations.

Termination for Cause or Voluntary Termination without Good Reason.

In the event the Company terminates an Executive’s employment for cause or any of the Executives voluntarily terminates his employment, such Executive’s employment agreement will terminate without further obligation to the Executive by the Company other than for the payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

                The following tables set forth the estimated potential payments that would be made to each of the NEOs upon termination or change in control as described above, assuming termination of employment or the change in control took place on December 31, 2008:

Prior to or More Than 24 Months after a Change in Control
Named Executive Officer	Type of Payment	Termination by Company other than for Poor Performance, Cause or Disability; Termination by Executive for Good Reason Expiration of Executive’s Employment Period ($)	Termination for Poor Performance ($)
Stephen R. Crim	Payment(1)	1,102,500	437,500
	Bonus(2)	168,000	-
	COBRA(3)	21,471	21,471
	Restricted Stock Awards(4)	61,823	15,456
	Options(5)	901,200	901,200(6)
	Total	2,254,994	1,375,627
Joseph D. Scollo, Jr.	Payment(1)	968,010	384,131
	Bonus(2)	114,506	-
	COBRA(3)	21,202	21,202
	Restricted Stock Awards(4)	38,084	9,521
	Options(5)	442,950	442,950(6)
	Total	1,584,752	857,804
William C. Tepe(9)	Payment(1)	845,894	335,672
	Bonus(2)	128,898	-
	COBRA(3)	21,598	21,598
	Restricted Stock Awards(4)	34,769	8,692
	Options(5)	-	-
	Total	1,031,159	365,962
Randolph L. Hutto	Payment(1)	832,220	330,246
	Bonus(2)	126,815	-
	COBRA(3)	15,088	15,088
	Restricted Stock Awards(4)	34,095	8,524
	Options(5)	-	-
	Total	1,008,218	353,858
Guy Cloutier(7)	Payment(8)	-	-
	Bonus	-	-
	COBRA	-	-
	Restricted Stock Awards(4)	25,760	6,440
	Options	-	-
	Total	25,760	6,440

(1) The dollar amounts are calculated assuming a termination date of December 31, 2008, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month). Messrs. Crim, Scollo, Tepe and Hutto would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2008 pursuant to the terms of their respective employment agreements.

(2) The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.

(3) The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,192.83 (Crim), $1,177.89 (Scollo), $1,199.87 (Tepe), $838.21 (Hutto) per month as of December 31, 2008.

(4) Restricted stock awards were granted on March 4, 2008.

(5) The options dollar amount is calculated based on the closing stock price of the Company of $13.21 on December 31, 2008.

(6) The option dollar amount under ‘Termination for Poor Performance’ is calculated assuming the Committee has approved and allowed the vesting of such unvested during the 12 month period as described above.

(7) Employment will be subject to 12 month’s written notice of termination in writing on either side, notwithstanding the foregoing:

A) The period of notice may be waived either in whole or partly by mutual agreement

B) Payment in lieu of notice may be given at the Company’s discretion.

C) The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.

(8) Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to Canada.

(9) Mr. Tepe resigned from the Company effective March 31, 2009.

After or in Connection with a Change in Control
Named Executive Officer	Type of Payment	Termination by Company other than for Cause or Disability; Termination by Employee for Good Cause ($)
Stephen R. Crim	Payment(1)	1,277,500
	Bonus(2)	168,000
	COBRA(3)	21,471
	Restricted Stock Awards(4)	61,823
	Options(5)	901,200
	Total	2,429,994
Joseph D. Scollo, Jr.	Payment(1)	1,121,662
	Bonus(2)	147,506
	COBRA(3)	21,202
	Restricted Stock Awards(4)	38,084
	Options(5)	442,950
	Total	1,771,404
William C. Tepe(8)	Payment(1)	980,163
	Bonus(2)	128,898
	COBRA(3)	21,598
	Restricted Stock Awards(4)	34,769
	Options(5)	-
	Total	1,165,428
Randolph L. Hutto	Payment(1)	964,318
	Bonus(2)	126,815
	COBRA(3)	15,088
	Restricted Stock Awards(4)	34,095
	Options(5)	-
	Total	1,140,316
Guy Cloutier(6)	Payment(7)	-
	Bonus	-
	COBRA	-
	Restricted Stock Awards(4)	25,760
	Options	-
	Total	25,760

(1) The dollar amounts are calculated assuming a termination date of December 31, 2008, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month). Messrs. Crim, Scollo, Tepe and Hutto would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2008 pursuant to the terms of their respective employment agreements.

(2) The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.

(3) The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,192.83 (Crim), $1,177.89 (Scollo), $1,199.87 (Tepe), $838.21 (Hutto) per month as of December 31, 2008.

(4) Restricted stock awards were granted on March 4, 2008.

(5) The options dollar amount is calculated based on the closing stock price of the Company of $13.21 on December 31, 2008.

(6) Employment will be subject to 12 month’s written notice of termination in writing on either side, notwithstanding the foregoing:

A) The period of notice may be waived either in whole or partly by mutual agreement

B) Payment in lieu of notice may be given at the Company’s discretion.

C) The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.

(7) Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to Canada.

(8) Mr. Tepe resigned from the Company effective March 31, 2009.

Due to Disability, Cause or Voluntary Termination without Good Reason
Named Executive Officer	Type of Payment	Termination due to Death, Disability or Retirement ($)	Termination for Cause or Voluntary Termination without Good Reason ($)
Stephen R. Crim	Payment(1)	17,500	17,500
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	61,823	-
	Options(5)	901,200	-
	Total	980,523	17,500
Joseph D. Scollo, Jr.	Payment(1)	15,365	15,365
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	38,084	-
	Options(5)	442,950	-
	Total	496,399	15,365
William C. Tepe(8)	Payment(1)	13,427	13,427
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	34,769	-
	Options(5)	32,500	-
	Total	80,696	13,427
Randolph L. Hutto	Payment(1)	13,209	13,209
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	34,095	-
	Options(5)	12,000	-
	Total	59,304	13,209
Guy Cloutier(6)	Payment(7)	-	-
	Bonus	-	-
	COBRA	-	-
	Restricted Stock Awards(4)	25,760	-
	Options(5)	2,500	-
	Total	28,260	-

(1) The dollar amounts are calculated assuming a termination date of December 31, 2008, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month). Messrs. Crim, Scollo, Tepe and Hutto would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2008 pursuant to the terms of their respective employment agreements.

(2) The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.

(3) The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,192.83 (Crim), $1,177.89 (Scollo), $1,199.87 (Tepe), $838.21 (Hutto) per month as of December 31, 2008.

(4) Restricted stock awards were granted on March 4, 2008.

(5) The options dollar amount is calculated based on the closing stock price of the Company of $13.21 on December 31, 2008.

(6) Employment will be subject to 12 month’s written notice of termination in writing on either side, not withstanding the foregoing:

A) The period of notice may be waived either in whole or partly by mutual agreement

B) Payment in lieu of notice may be given at the Company’s discretion.

C) The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.

(7) Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to Canada.

(8) Mr. Tepe resigned from the Company effective March 31, 2009. Mr. Tepe entered into an Agreement and General Release pursuant to which Mr. Tepe will receive (i) severance pay of $435,000 payable in equal semi-monthly installments over a 16 month period; (ii) accrued but unpaid base salary and vacation pay, if any; (iii) accelerated vesting of 7,322 shares of restricted stock previously awarded, valued at $70,320; (iv) reimbursement of the cost of COBRA continuation coverage for up to 16 months, valued at up to $15,000; and (v) outplacement services for a period of six months.

Compensation Committee Interlocks and Insider Participation

The compensation committee, consisting of Messrs. Geneen, Groot and Lackner, is made up of non-employee directors who have never served as executive officers of the Company. During 2008, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s compensation committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lawrence I. Geneen, Chairman

Steven L. Groot

Frank P. Lackner

AUDIT COMMITTEE REPORT

The audit committee of the Company’s Board of Directors is composed of independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed, as needed, by the audit committee. Each member of the audit committee is independent as defined by the listing standards of the New York Stock Exchange,and the committee complies with other New York Stock Exchange requirements.

Management of the Company is responsible for the Company’s internal controls and financial reporting process. The primary function of the audit committee is to assist the Board of Directors in fulfilling these responsibilities by reviewing management’s supervision of: (i) the financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and (iii) the Company’s auditing, accounting and financial reporting processes generally.

The audit committee also recommends to the Board of Directors and shareholders the appointment of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee is responsible for monitoring and overseeing these processes.

In the performance of its functions, the audit committee has performed the duties required by its charter, including meetings and discussions with management and the independent registered public accounting firm, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence with respect to the Company.

Based on the reports by, and discussions with, management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

David V. Brueggen, Chairman

Steven L. Groot

Jerome D. Weaver

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the common shares of the Company owned as of March 31, 2009 (i) by each of the Company’s directors, (ii) by each of the Company’s NEOs identified in the Summary Compensation Table above, (iii) by each person who beneficially owns more than 5% of the common shares and (iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such common shares.

Shares beneficially owned include shares that may be acquired pursuant to the exercise of outstanding stock options that are exercisable within 60 days of March 31, 2009

Name of Beneficial Owner	Number of Common Shares	Shares that May be Acquired Within 60 Days	Total Shares	PercentageOwnership
Cody W. Birdwell (1)	212,031	-	212,031	2.05%
David V. Brueggen (2)	18,003	-	18,003	0.17%
Harris K. Chorney (3)	-	-	-	0.00%
Guy Cloutier	488	-	488	0.00%
Stephen R. Crim (4)	113,191	177,999	291,190	2.82%
Lawrence I. Geneen	10,672	-	10,672	0.10%
Steven L. Groot (5)	35,828	-	35,828	0.35%
Frank L. Lackner	22,972	-	22,972	0.22%
Thomas W. Mueller (6)	334,822	-	334,822	3.24%
Jerome D. Weaver	10,299	-	10,299	0.10%
Randolph L. Hutto	7,608	666	8,274	0.08%
Joseph D. Scollo, Jr.	17,310	109,500	126,810	1.23%
William C. Tepe(12)	12,226	2,500	14,726	0.14%
All directors and executive officers as a group (13 persons)	795,450	290,665	1,086,115	10.53%

Name of Beneficial Owner	Number of Common Shares	Shares that May be Acquired Within 60 Days	Total Shares	PercentageOwnership
Argo Group International Holdings, Ltd. (7)	1,721,974	-	1,721,974	16.69%
Royce & Associates (8)	1,002,200	-	1,002,200	9.71%
Kennedy Capital Management (9)	625,642	-	625,642	6.06%
Wells Fargo & Co. (10)	581,371	-	581,371	5.63%
Goldman Capital Management (11)	519,700	-	519,700	5.04%

(1)Includes 98,250 Common Shares of record held by The Cody Birdwell Family Limited Partnership, over which Mr. Birdwell has sole voting power with respect to the Common Shares.
(2)Includes 2,003 common shares owned by his wife and 1,000 shares owned jointly with his wife.
(3)Mr. Chorney was elected to the Board on January 21, 2009
(4) Includes 65,195 Common Shares owned by his spouse and 144 Common Shares held of record as custodian for a child.
(5)Includes 1,847 Common Shares held by K Groot & S Groot TTEE, Steven L. Groot Living Trust, U/A DTD 03/20/1997

(6) Includes 162,745 Common Shares held of record by The Mark C. Mueller Trust for which Mr. Thomas W. Mueller is the sole trustee. Mark C. Mueller is a brother of Thomas W. Mueller. Includes 160,000 Common Shares held of record by The Thomas W. Mueller Trust for which Mark C. Mueller is the sole trustee.

(7)Its address is 110 Pitts Bay Road, Pembroke, Bermuda according to a Schedule 13(G/A) as filed with the SEC.
(8)Its address is 1414 Avenue of the Americas, New York, NY 10019 according to Schedule 13(G/A) as filed with the SEC.
(9)Its address is 10829 Olive Blvd., St. Louis, MO 63141 according to a Schedule 13(G) as filed with the SEC.
(10)Its address is 420 Montgomery Street, San Francisco, CA 94104 according to a Schedule 13(G/A) as filed with the SEC.
(11)Its address is 320 Park Avenue, 10th Floor, New York, NY 10022 according to a Schedule 13(G) as filed with the SEC.
(12)Mr. Tepe resigned from the Company effective March 31, 2009.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans(excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	795,553	$11.25	1,808,847
Equity compensation plans not approved by security holders (2)	22,672	N/A	4,021
Total	818,225		1,812,868

(1) Includes securities available for future issuance under the 1998 Incentive Stock Option Plan.

(2) The 22,672 represents shares actually issued to directors under the 1998 Directors Stock Award Plan. The 4,021 represents the shares available for future awards under the 1998 Directors Stock Award Plan.

Section 16(a) Beneficial Ownership Reporting Compliance of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of the registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. SEC regulations require that such directors, officers and 10% or more shareholders furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company all directors, officers or 10% shareholders complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Birdwell, Brueggen, Crim and Mueller, members of the Company’s Board of Directors, are also directors of American Safety Risk Retention Group, Inc. (“ASRRG”), a non-subsidiary affiliate, which is managed by American Safety Insurance Services, Inc., the Company’s principal U.S. program development, underwriting and administrative services subsidiary, on a fee-for-service basis. This entity is consolidated with the Company for accounting purposes but, for purposes of independence analysis, is considered an affiliate of the Company. American Safety Risk Retention Group, Inc. is a stock captive insurance company licensed in Vermont and is authorized to write liability insurance in all 50 states as a result of the federal Risk Retention Act. The directors of American Safety Risk Retention Group, Inc. are elected annually by its shareholder/insureds. Additionally until December 31, 2007, Mr. Brueggen served as Senior Vice President of Finance of Anson Industries, Inc. Mr. Weaver is Chief Executive Officer of Specialty Systems, Inc. ASRRG, the non-subsidiary affiliate, provides insurance-related products and services to each of these entities in the ordinary course of business and may in the future continue to provide insurance-related products and services to these entities.

Mark Mueller, the brother of Thomas Mueller, a member of the Company’s Board of Directors, serves as an advisory director of the Company.

Pursuant to the Company’s Code of Business Conduct and Ethics, all “related party transactions” involving the Company, its subsidiaries or affiliates shall be approved in advance by (a) a majority of the independent members of the Company’s Board of Directors, or (b) a majority of the members of a committee of the Company’s Board of Directors consisting solely of independent directors, such as the Audit Committee or the Nominating and Corporate Governance Committee. For purposes of this discussion, a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $50,000 in amount in any year and which any of the following individuals (a “covered person”) has a direct or indirect material interest:

1.	any director or executive officer;
2.	any nominee for election as a director;
3.	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or
4.

any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

A material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction shall be deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company or any of its subsidiaries and that vendor or partner.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company’s Proxy Statement for the 2010 Annual General Meeting of Shareholders must be received at the offices of the Company, 31 Queen Street, Hamilton HM 11, Bermuda, not later than February 3, 2010. Any shareholder proposals received after this date will be considered untimely.

Shareholders who intend to present a proposal at the 2010 Annual General Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, or who propose to nominate a person for election as a director at the 2010 Annual General Meeting of Shareholders, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bye-laws, to the Company at least 60 days prior to the scheduled date of the 2010 Annual Meeting of Stockholders. The 2010 Annual Meeting of Stockholders is tentatively scheduled for July 26, 2010.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual General Meeting other than the Proposals referred to herein. If other matters are properly presented for action at the Annual General Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

The Company will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for fiscal year ended December 31, 2008, as filed with the SEC. Such request should be addressed to the offices of the Company, 31 Queen Street, Hamilton HM 11, Bermuda, Attention: Investor Relations.

ANNUAL REPORT

A copy of the Company’s 2008 Annual Report is being mailed to each shareholder together with this Proxy Statement.

APPENDIX A

THIRD AMENDMENT TO THE

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

DIRECTORS STOCK AWARD PLAN

This Third Amendment is made effective as of July__, 2009 by American Safety Holdings, Ltd. (the “Company’).

The Company maintains the 1998 Director Stock Award Plan (the “Director Plan”), which is hereby amended pursuant to Section 14 of the Director Plan following action by the Board of Directors and approval by the shareholders of the Company as follows:

The first sentence of Section 4(a) of the Director Plan is hereby amended by deleting the words “grant of $30,000” and substituting in lieu thereof the words “grant of $40,000.”

The first sentence of Section 4(c) of the Director Plan is hereby amended by deleting the words “100,000 Common Shares” and substituting in lieu thereof the words “250,000 Common Shares.”

Except at specifically amended hereby, the Director Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to the Director Plan to be executed as of the day and year first above written.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

By:__________________________________
Stephen R. Crim
President and Chief Executive Officer

A-1

APPENDIX B

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

AUDIT COMMITTEE CHARTER

(As Revised February, 2009)

Purposes

The primary purposes of the Audit Committee are to assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. Its responsibilities in that regard include:

•	Reviewing the financial reports and other financial information provided by the Company to any governmental or other regulatory body and monitoring any public distribution or other uses thereof;

•	Reviewing the annual independent audit of the Company's financial statements;

•	Reviewing the Company's systems of internal accounting and financial controls; and

•	Reviewing and monitoring the internal audit process and internal audit results.

In discharging its duties, the Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities, personnel, legal counsel and independent auditors, along with the sole power to retain and terminate outside counsel, auditors or other experts for this purpose and to approve their fees and other retention terms. Any independent auditor retained by the Company shall report directly to the Committee and is ultimately accountable to the Committee. The Committee shall be entitled to incur at the Company’s expense such other ordinary expenses that are necessary or appropriate in carrying out its duties.

The Committee shall review the adequacy of this Charter on an annual basis and recommend any appropriate changes to the Board for consideration.

Membership

Appointment and Removal. The Committee shall be appointed by the Board and shall serve at the pleasure of the Board for such term as the Board may decide or, with respect to an individual Committee member, until such Committee member is no longer a Board member. The Board shall designate the Chairman of the Committee.

Number and Meetings. The Committee shall be comprised of not less than three members of the Board. The Committee shall meet as often as necessary to fulfill its responsibilities.

Independence. The Committee members will each qualify as (1) an “independent director” under the rules of the New York Stock Exchange and (2) “independent” as defined by the rules and regulations of the Securities Exchange Act of 1934. These requirements as currently in effect are summarized in Annex A hereto. Accordingly, the members of the Committee will be directors whom the Board affirmatively concludes have no material relationship to the Company, as determined by the Board, either directly or as a partner, shareholder or officer of any organization that has a relationship with the Company.

The failure of the Committee to satisfy the independence requirements set forth above or the financial literacy requirements set forth below shall not invalidate any actions taken by the Committee.

Financial Literacy. The Committee members will meet the experience requirements of the New York Stock Exchange and the Securities Exchange Act of 1934. Each Committee member will be financially literate or will become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise and that member or another member of the Committee must be an “audit committee financial expert” (as such term is defined by the rules and regulations of the Securities Exchange Act of 1934 as in effect from time to time). The designation or identification of a person as an audit committee financial expert shall not (a) impose on such person any duties, obligations or liability greater than the duties, obligations and liability imposed on such person as a member of the Committee and the Board in the absence of such designation or identification or (b) affect the duties, obligations or liability of any other member of the Committee or the Board.

Responsibilities

The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. Additionally, the Board recognizes that the Company's financial management, as well as the independent auditors, has more time, knowledge and detailed information regarding the Company than do Committee members. As a result, in carrying out its oversight responsibilities, the Committee’s role is not to provide expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors' work. As used in this Charter, the term "independent auditor" means any independent auditor, including one constituting a "registered public accounting firm" (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), engaged for the purpose of preparing or issuing an audit report or performing other audit review or test services for the Company.

The following functions shall be the common, recurring activities of the Committee in carrying out its duties.

1.          Retention of Independent Auditors. The Committee shall be directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditors. The Committee shall have the ultimate authority and responsibility to select the independent auditor (including approval of all engagement fees and terms and resolution of disagreements between management and the independent auditors), evaluate the independent auditors (including its qualifications, performance and independence) and, where appropriate, replace the independent auditors.

2.          Independence of Auditors. In connection with the retention of the Company's independent auditors, the Committee shall, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors and the other relationships between the Company and the auditors. The Committee shall be responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or service that may impact the objectivity and independence of the auditors and (c) taking appropriate action in response to the auditors' report to satisfy itself of the auditors' independence.

3.           Pre-Approval of Audit and Non-Audit Services. The Committee shall pre-approve all audit, review or attest services and all permissible non-audit services. The Committee may delegate to one or more of its members the authority to pre-approve audit services and non-audit services pursuant to any pre-approval policies and procedures established by the Committee and satisfying the requirements set forth in the Securities Exchange Act of 1934, as amended; provided, however, that all pre-approved services must be disclosed by such delegate to the full Committee at each of its scheduled meetings.

4.          Independent Auditors' Quality Control. The Committee shall obtain and review a report from the independent auditors, at least annually, which describes (a) the audit firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues.

5.          External Audit Plans. The Committee shall review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

6.           Conduct of the Audit. The Committee shall review with the independent auditors any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors' activities or on access to requested information, and any significant disagreements with management. The Committee, consistent with Section 303 of the Sarbanes-Oxley Act of 2002 and Regulation 13B-2 promulgated thereunder, shall not influence the conduct of the audit in any improper manner.

7.          Review of Audit Results. The Committee shall review and discuss with the independent auditors the report of their annual audit, or proposed report of their annual audit, and (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company and (d) any audit problems or difficulties encountered in the audit work and management’s response.

8.          Assurances Under Section 10A of the Exchange Act. The Committee shall obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 (generally relating to the auditors’ identification of illegal acts and related party transactions) has not been implicated.

9.           Financial Statements and Disclosures. The Committee shall review with management and the independent auditors the annual and quarterly financial statements to be included in the Company’s periodic reports, including disclosures in the Management’s Discussion and Analysis section contained therein. This review will occur prior to filing of the annual or quarterly report, as applicable, and the Committee shall recommend to the Board whether the audited annual financial statements should be included in the Company's Form 10-K. The Committee shall review and consider with the independent auditors the matters required to be discussed by the Statement of Auditing Standards (“SAS”) No. 61.

10.        Financial Press Releases. The Committee shall review and discuss the Company’s earnings press releases (including any use of “pro forma,” or “adjusted” non-GAAP, information) and the financial information and earnings guidance provided to analysts and rating agencies. This review may occur before or after issuance and may be done generally (i.e., review of the types of information to be disclosed and the types of presentation to be made).

11.        Internal Audit Plans. The Committee shall review and discuss with the partner of the audit firm performing the internal audit function, if any, and appropriate members of his or her staff, and the in-house personnel performing any internal audit functions, the plans for and the scope of their ongoing audit activities, including adequacy of staffing and compensation.

12.        Internal Audit Results. The Committee shall review and discuss with the partner of the audit firm performing the internal audit function, if any, or the in-house personnel performing any internal audit functions, management, the independent auditors and the appropriate staff members of each, the results of any internal audits.

13.        Internal Accounting Controls. The Committee shall review and discuss with the partner of the audit firm performing the internal audit function, if any, or the in-house personnel performing any internal audit functions, management, the independent auditors and the appropriate staff members of each, the quality and adequacy of the Company’s internal accounting controls, the Company's financial, auditing and accounting organizations and personnel, and the Company's policies and compliance procedures with respect to business practices which shall include the disclosures regarding internal controls and matters required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934.

14.        Separate Meetings. The Committee shall meet separately and periodically with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors.

15.        Risk Management Policies. While it is the job of the Chief Executive Officer and senior management of the Company to assess and manage the Company’s exposure risk, the Committee shall discuss policies with respect to risk assessment and risk management in order to govern the processes by which management assesses and manages the Company’s exposure to risk.

16.        Hiring of Employees of Independent Auditors. The Committee shall set clear hiring policies for employees or former employees of the independent auditors, and in the absence of an applicable policy no such individual shall be hired.

17.        Complaints Regarding Financial Statements or Accounting Policies. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.        Proxy Statement Report. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

19.        Review of Other Matters. The Committee shall review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

20.        Other Duties. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

21.        Reports to the Board. The Committee shall report regularly to the Board, which report may include issues that arise with respect to (a) the quality of integrity of the Company’s financial statements, (b) the Company’s compliance with legal or regulatory requirements, (c) the performance and independence of the Company’s independent auditors or (d) the performance of the internal audit function.

22.        Annual Evaluation. The Committee shall conduct and review with the Board annually an evaluation of the Committee's performance.

Annex A

Audit Committee

Independence Requirements

(February 2009)

NYSE Rules.No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company must identify those directors that are independent and disclose the basis for that determination. In addition, a director is not independent if:

(i)	The director is, or has been within the last three years, an employee of the Company, or any immediate family member is, or has been within the last three years, an executive officer, of the Company;

(ii)

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(iv)

The director or an immediate family member is, or has been within the last three years, employed, as an executive officer of another company where any of the Company’s present executive officers at the same time served on that company’s compensation committee;

(v)

The director is current employee, or an immediate family member is a current executive officer, of a company that makes payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

SEC Rules. In order to be considered to be independent, a member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board, or any other Board committee:

(A)       Accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or

(B)        Be an affiliated person (as defined by the SEC) of the Company or any subsidiary thereof.

Other.No member of the Committee may simultaneously serve on more than three audit committees of companies with registered debt or equity (including the Company), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

B-8